Exhibit 15

Acknowledgment Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

July 23, 2021

The Shareholders and Board of Directors of State Street Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-238861, Form S-4: No. 333-248707 and Form S-8 Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171, 333-183656, 333-218048 and 333-233874) of State Street Corporation of our report dated July 23, 2021 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended June 30, 2021.

Under Rule 436(c) of the 1933 Act, our report is not part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts